EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

CONTACTS:
Blair Corporation	Alliance Data
Roger Allen, Treasurer	Ed Heffernan, CFO
814-723-3600	972-348-5191

Carl Hymans	Shelley Whiddon, Media
G. S. Schwartz & Co.	972-348-4310
212-725-4500
carlh@schwartz.com
BLAIR CORPORATION COMPLETES SALE OF CREDIT PORTFOLIO TO ALLIANCE DATA
WARREN, Pa. and DALLAS, (November 7, 2005) – Blair Corporation (Amex: BL), a national multi-channel direct marketer of women’s and men’s apparel and home products, and Alliance Data Systems Corporation (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced the completion of the sale of Blair’s credit portfolio to Alliance Data’s industrial bank subsidiary. The agreement between the two companies was announced on April 27, 2005, with the closing of the transaction occurring on November 4, 2005. Gross sale proceeds were $166.2 million, of which Blair will use $143 million to repay debt primarily incurred in association with its August 2005 tender offer of 4.4 million shares.
As previously disclosed, under the terms of a 10-year Program Agreement, Alliance Data will provide a fully-integrated private label credit program for Blair’s catalog and Web brands, including Blair and Irvine Park. Services that will be provided by Alliance Data include account acquisition and activation, receivables funding, account authorization, statement generation, marketing services, remittance processing and customer service functions.
“Blair Corporation was founded on the commitment of providing exceptional service to all of our customers,” said John Zawacki, Blair President and CEO. “The tools and services that our customers can now access through Alliance Data will increase the ease and convenience of purchasing apparel and home fashions from Blair. We look forward to a long and successful partnership with Alliance Data.”
Ivan Szeftel, President of Retail Services for Alliance Data, noted that as the organizations work together, Blair will see its customers’ brand loyalty strengthen. “We, like Blair, view private label credit as an effective tool for recognizing and rewarding our best customers, while increasing sales and loyalty. We are excited to be working with Blair by providing these valuable services, and believe they will play an important role in growing its Web and catalog business.”
Stephens Inc. served as financial advisor to Blair Corporation.

ABOUT BLAIR
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web sites www.blair.com and www.irvinepark.com. Blair Corporation employs more than 2,000 people and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $500 million, is publicly traded on the American Stock Exchange (AMEX:BL).
ABOUT ALLIANCE DATA
Alliance Data is a leading provider of transaction services, credit services and marketing services, managing over 105 million consumer relationships for some of North America’s most recognizable companies. Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,500 associates at 35 locations in the United States and Canada. For more information about the company, visit its Web site, http://www.AllianceDataSystems.com.
Blair Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. Statements made in this release regarding the company’s definitive agreement and intention to sell substantially all of its and its affiliates’ credit portfolio, to enter into a long term marketing and servicing alliance, expectations and intentions regarding use of such sale proceeds, expectations regarding the accretive nature of the transaction and subsequent resulting income generation are forward-looking statements. The company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors (without limitation) include the company’s success in gaining regulatory review and approval of the transaction; general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the company’s stores are located and the effect of these factors on the buying patterns of the company’s customers; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; potential disruption from terrorist activity; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.

Alliance Data’s Forward-Looking Information
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.